AMENDMENT TO PARTICIPATION AGREEMENT
among
FIDELITY DISTRIBUTORS CORPORATION,
VARIABLE INSURANCE PRODUCTS FUND,
VARIABLE INSURANCE PRODUCTS FUND II,
VARIABLE INSURANCE PRODUCTS FUND III
and
PACIFIC LIFE INSURANCE COMPANY
     The PARTICIPATION AGREEMENT (the “Agreement”), made and entered into on the 4th day of February, 2005 by and among Pacific Life Insurance Company, a Nebraska corporation (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A to the Agreement as may be amended from time to time (each such account hereinafter referred to as the “Account”), and Fidelity Distributors Corporation, a Massachusetts corporation (the “Distributor”), Variable Insurance Products Fund, Variable Insurance Products Fund II and Variable Insurance Products Fund III, each a Massachusetts unincorporated business trust (collectively the “Funds”), as amended in April of 2007, is hereby further amended effective August 10, 2007 as follows:
     1. Variable Insurance Products Fund V is added as a party to the Agreement; and
     2. SCHEDULE A to the Agreement is amended be adding a new Separate Account and corresponding Policy Funded by the Separate Account. The revised Schedule A is attached hereto and incorporated herewith.

PACIFIC LIFE INSURANCE COMPANY

By its authorized officer:

By:	/s/ James T. Morris
James T. Morris
Title:	President and Chief Executive Officer
Date:	August 10, 2007

FIDELITY DISTRIBUTORS CORPORATION

By:

Name:

Title:

Date:

VARIABLE INSURANCE PRODUCTS FUND VARIABLE INSURANCE PRODUCTS FUND II VARIABLE INSURANCE PRODUCTS FUND III VARIABLE INSURANCE PRODUCTS FUND V

By:

Name:

Title:

Date: